Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in USANA Health Sciences, Inc.’s Registration Statement No. 333-128103 on Form S-8 of our report dated June 18, 2008, relating to the financial statements of the USANA Health Sciences 401(k) Plan for the year ended December 31, 2007, which appears in this Form 11-K.

/s/ Tanner LC
Salt Lake City, Utah
June 18, 2008